Exhibit (a)(1)(D)

Offer to Purchase for Cash by
Theravance, Inc.
of
Up to $75,000,000 of Shares of its Common Stock
At a Purchase Price of Not Less Than $8.50 Nor Greater Than $9.25 Per Share

THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, DECEMBER 1, 2015, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

October 30, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Theravance, Inc., a Delaware corporation (the “Company”), to act as the Dealer Manager in connection with the Company’s offer to purchase for cash shares of its common stock, par value $0.01 per share (the “Shares”), for an aggregate purchase price of up to $75,000,000, pursuant to (i) auction tenders at prices specified by the tendering stockholders of not less than $8.50 and not greater than $9.25 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated October 30, 2015 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, as they may be amended or supplemented from time to time, together constitute the “Offer”). All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

        Promptly after the Expiration Time, assuming the conditions of the Offer have been satisfied or waived, the Company will determine, upon the terms of the Offer, a single price per Share (the “Purchase Price”), which will be not less than $8.50 and not greater than $9.25 per Share, that the Company will pay for Shares purchased in the Offer. The Purchase Price will be the lowest price per Share that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price of up to $75,000,000. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to an Auction Tender at a price specified in the Auction Tender that is greater than the Purchase Price will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $75,000,000 are validly tendered and not validly withdrawn, the Company will buy all Shares validly tendered and not validly withdrawn, subject to the satisfaction in the Company ’s reasonable judgment or waiver of the conditions to the Offer.

        All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority and proration provisions described in the Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares having an aggregate value in excess of $75,000,000 are properly tendered and not properly withdrawn.

        Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of more than $75,000,000 (or such greater value of Shares as the Company may elect to purchase, subject to applicable law) are validly tendered at or below the Purchase Price and not validly withdrawn, the Company will purchase Shares at the Purchase Price, in the following priority: (i) first, the Company will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); and (ii) second, after purchasing all the Odd Lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), the Company will purchase Shares at the Purchase Price from all other holders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until the Company has acquired Shares having an aggregate purchase price of $75,000,000 (or such greater value as we may elect to purchase, subject to applicable law). Therefore, the Company may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price or by Purchase Price Tender. See Sections 1 and 6 of the Offer to Purchase.

        If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the Expiration Time or the valid withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at The Depository Trust Company (“DTC”), the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case at the Company’s expense.

        In addition, in the event that Shares are validly tendered at or below the Purchase Price (and not validly withdrawn) having an aggregate purchase price of more than $75,000,000, the Company may exercise its right to purchase up to an additional 2% of the outstanding Shares without extending the Expiration Time. The Company also expressly reserves the right, in its sole discretion, to amend the Offer to purchase more than $75,000,000 in value of Shares in the Offer subject to applicable law. See Section 1 and 14 of the Offer to Purchase.

        For your information, and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  Offer to Purchase, dated October 30, 2015;

  2.
  Letter of Transmittal and the IRS Form W-9 for your use if you wish to accept the Offer and tender Shares of, and for the information of, your clients;

  3.
  Letter to Clients, for you to send to your clients for whose accounts you hold Shares registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the Offer;

  4.
  Notice of Guaranteed Delivery with respect to Shares, to be used if you wish accept the Offer and certificates representing the Shares are not immediately available or cannot be delivered to Computershare Trust Company, N.A., as depositary for the Offer (the “Depositary”), prior to the Expiration Time or the procedures for book-entry transfer through DTC’s Automated Tender Offer Program (“ATOP”) system cannot be completed by the Expiration Time or if time will not permit delivery of all required documents, including a properly completed and duly executed Letter of Transmittal, to the Depositary prior to the Expiration Time; and

  5.
  Return envelope addressed to the Depositary.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE CAREFULLY READ IN THEIR ENTIRETY BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER. YOUR CLIENTS MAY TENDER ALL OR A PORTION OF THEIR SHARES. YOUR CLIENTS ALSO MAY CHOOSE NOT TO TENDER ANY OF THEIR SHARES.

        The conditions of the Offer are described in Section 6, “Conditions of the Offer”, of the Offer to Purchase.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, the proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, December 1, 2015, unless the Offer is extended or withdrawn. Under no circumstances will the Company pay interest on the Purchase Price, even if there is any delay in making payment.

        If you want to tender Shares pursuant to the Offer:

  •
  the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Time by the Depositary at the applicable address set forth on the back cover of this Offer to Purchase; and

  •
  the tendering stockholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures set forth in the Offer to Purchase.

        Although the Company’s Board of Directors has authorized the Offer, none of the Company, the Company’s Board of Directors, the Dealer Manager, the Depositary or the Information Agent (each as defined in the Offer to Purchase) has made, or is making, any recommendation to your clients as to whether they should tender or refrain from tendering their Shares or as to the price or prices at which they may choose to tender their Shares. Your clients must make their own decisions as to whether to tender their Shares, how many Shares Stock to tender and the price or prices at which their Shares should be tendered. In doing so, your clients should read carefully the information in, or incorporated by reference into, the Offer to Purchase and the related Letter of Transmittal including the purposes and effects of the Offer. See Section 2 of the Offer to Purchase, “Purpose of the Offer; Certain Effects of the Offer”. Your clients are urged to discuss their decisions with their broker and/or financial or tax advisor.

        The Company will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer and related materials to your clients. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares pursuant to the Offer, except as otherwise provided in the Offer to Purchase (see Section 5, “Purchase of Shares and Payment of Purchase Price”, of the Offer to Purchase).

        If you have any questions regarding the Offer, please contact the Dealer Manager (institutional stockholders) or the Information Agent (retail stockholders), each at the telephone numbers and addresses set forth on the back cover of the Offer to Purchase. If you require additional copies of the Offer to Purchase, the Letter of Transmittal or any amendments or supplements thereto, please contact the Information Agent at the telephone numbers and address set forth on the back cover of the Offer to Purchase.

Very truly yours,
Evercore Group L.L.C.

        Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Dealer Manager, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.